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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                Amendment No. 4

                         Material Sciences Corporation
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   576674105
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                                 (CUSIP Number)

                                October 18, 2001
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            (Date of Event Which Requires Filing of this Statement)



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     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G
CUSIP No. 576674105                                            Page 1 of 1 Pages

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    1.       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Frank L. Hohmann III
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    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]


                                                                        (b) [ ]
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    3.       SEC USE ONLY


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    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
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          NUMBER OF                5. SOLE VOTING POWER             1,604,850
            SHARES
         BENEFICIALLY              6. SHARED VOTING POWER              40,000
           OWNED BY
             EACH                  7.   SOLE DISPOSITIVE POWER      1,604,850
          REPORTING
         PERSON WITH               8.   SHARED DISPOSITIVE POWER       40,000


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    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,660,550 Shares
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    10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*


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    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             11.3%
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    12.      TYPE OF REPORTING PERSON*

             IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1(a).  Name of Issuer:


       Material Sciences Corporation


Item 1(b).  Address of Issuer's Principal Executive Offices:


       2200 East Pratt Boulevard
       Elk Grove Village, IL 60007


Item 2(a).  Name of Person Filing:


       Frank L. Hohmann III


Item 2(b).  Address of Principal Business Office or, if None, Residence:


       c/o Barbara Nims, Esq.
       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, NY 10017


Item 2(c).  Citizenship:


       U.S.A.


Item 2(d).  Title of Class of Securities:


       Common Stock


Item 2(e).  CUSIP Number:


       576674105


Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:


       (a)    [ ]  Broker or dealer registered under Section 15 of the Exchange
                   Act;

       (b)    [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

       (c)    [ ]  Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act;

       (d)    [ ]  Investment company registered under Section 8 of the
                   Investment Company Act;

       (e)    [ ]  An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

       (f)    [ ]  An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

       (g)    [ ]  A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);

       (h)    [ ]  A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

       (i)    [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j)    [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       Not Applicable.


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Item 4.  Ownership.


       Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.


       (a)    Amount beneficially owned: 1,660,550

       (b)    Percent of class: 11.3%

       (c)    Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote: 1,604,850

              (ii)   Shared power to vote or to direct the vote: 40,000

             (iii)   Sole power to dispose or to direct the disposition of:
                     1,604,850

              (iv)   Shared power to dispose or to direct the disposition of:
                     40,000

       The number of securities reported in (a) above includes 55,700 shares, 5,000 of which are held in a trust for the daughter of the reporting person, as to which the reporting person is not the trustee and as to which the reporting person disclaims beneficial ownership, 10,700 shares beneficially owned by the reporting person's adult son, as to which the reporting person disclaims beneficial ownership, and 40,000 shares (noted in (c)(ii) and (iv) above) which are held in a private charitable foundation of which the reporting person serves as trustee and as to which the reporting person disclaims beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

       Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

       Not Applicable.


Item 8.  Identification and Classification of Members of the Group.

       Not Applicable.


Item 9.  Notice of Dissolution of Group.

       Not Applicable.


Item 10. Certifications.

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        October 25, 2001
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                                                             (Date)

                                                   /s/ Frank L. Hohmann III
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                                                          (Signature)

                                                     Frank L. Hohmann  III
                                                   -------------------------
                                                          (Name/Title)


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


     Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).




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